      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1999

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                                V.F. CORPORATION
               (Exact Name of Registrant as Specified in Charter)


   PENNSYLVANIA                               23-1180120
(State or Other Jurisdiction             (I.R.S. Employer Identification Number)
 of Incorporation or Organization)

                              628 GREEN VALLEY ROAD
                        GREENSBORO, NORTH CAROLINA 27408
              (Address of Registrant's Principal Executive Offices)

                          1996 STOCK COMPENSATION PLAN
                            (Full Title of the Plan)

                            CANDACE S. CUMMINGS, ESQ.
         VICE PRESIDENT - ADMINISTRATION, GENERAL COUNSEL AND SECRETARY
                                V.F. CORPORATION
                                 P.O. BOX 21488
                        GREENSBORO, NORTH CAROLINA 27420
                    (Name and address of agent for service)

                                 (336) 547-6000
          (Telephone number, including area code, of agent for service)

                                     CALCULATION OF REGISTRATION FEE
--------------------------------- ------------------- ------------------- ------------------------ --------------------
                                                      PROPOSED            PROPOSED
                                                      MAXIMUM             MAXIMUM
TITLE OF SHARES TO BE REGISTERED  AMOUNT TO BE        OFFERING PRICE      AGGREGATE OFFERING       AMOUNT OF
                                  REGISTERED (1)      PER SHARE (2)       PRICE (2)                REGISTRATION FEE
--------------------------------- ------------------- ------------------- ------------------------ --------------------
Common Stock                      2,900,000           $37.9375            $110,018,750             $30,585.21
(no par value; stated capital
$1.00 per share)
--------------------------------- ------------------- ------------------- ------------------------ --------------------

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate amount of: (a) interests to be offered or sold pursuant to the employee benefit plan described herein, and
(b) additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the 1996

Stock Compensation Plan for any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the registrant.

(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee.

                                Explanatory Note

         Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register additional shares of Common Stock, no par value, stated capital $1.00 per share, of V.F. Corporation (the "Company"), with respect to a currently effective Registration Statement on Form S-8 of the Company relating to the Company's 1996 Stock Compensation Plan.


         The contents of Registration Statement on Form S-8 as filed on August 4, 1997, Registration No. 333-32789, as amended, are incorporated by reference into this Registration Statement.

                                   PROSPECTUS








                                V.F. CORPORATION
                        628 Green Valley Road, Suite 500
                        Greensboro, North Carolina 27408

                                2,900,000 Shares


                                  COMMON STOCK
                           (Without Par Value - Stated
                            Capital $1.00 Per Share)
                     ---------------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                     --------------------------------------

                  The date of this Prospectus is August 1, 1999

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities and Exchange Act of 1934. In accordance with the Exchange Act, we file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). We have also filed with the SEC a registration statement on Form S-8 under the Securities Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement.

         You can inspect and copy the registration statement described above, its exhibits, and the reports, proxy statements, and other information that we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material by mail at prescribed rates from the SEC's Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access such material at the SEC's home page on the internet at (http://www.sec.gov).

         Our Common Stock is listed on the New York Stock Exchange and the Pacific Stock Exchange. Reports, proxy statements and other information concerning VF may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and The Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

         In addition, we will provide without charge to each person to whom this Prospectus is delivered, upon either the written or oral request of such person, the Annual Report to Shareholders for VF's latest fiscal year and a copy of any or all of the documents incorporated herein by reference other than exhibits to such documents. Such requests should be directed to Candace S. Cummings, V.F. Corporation, P.O. Box 21488, Greensboro, North Carolina 27420, telephone number
(336) 547-6000.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

                  (a) our Annual Report on Form 10-K for the year ended January 2, 1999;

                  (b) our Quarterly Report on Form 10-Q for the quarter ended April 3, 1999; and

                  (c) the description of the Common Stock, no par value per share (the "Common Stock"), of VF Corporation contained in the VF Corporation Registration Statement on Form 8-A dated April 27, 1965 filed pursuant to section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and the VF Corporation Registration Statements on Form 8-A dated May 8, 1987 and January 23, 1998 filed pursuant to section 12(b) of the 1934 Act, which contain descriptions of the Common Stock of VF Corporation and certain rights relating to the Common Stock, and any amendment or reports filed for the purpose of updating such descriptions.

                                   THE COMPANY

         We, through our operating subsidiaries, design, manufacture and market branded jeanswear, workwear, knitwear, intimate apparel, children's playwear, other apparel and daypacks and backpacks. We were organized in 1899, and we oversee the operations of our subsidiaries, providing them with financial and administrative resources. Management of each marketing unit is responsible for the growth and development of its business, within guidelines established by VF Corporation management.

         We are a Pennsylvania corporation. Our principal executive offices are located at 628 Green Valley Road, Suite 500, Greensboro, North Carolina 27408, and our telephone number is (336) 547-6000. Our mailing address is P. O. Box 21488, Greensboro, North Carolina 27420.


                              SELLING SHAREHOLDERS

         The following table sets forth (1) the name of each selling shareholder, the nature of his/her position, office or other material relationship to VF Corporation or its subsidiaries, (2) the number of shares of Common Stock beneficially owned by each selling stockholder as of March 31, 1999, (3) the number of shares of Common Stock that each selling shareholder may offer for sale from time to time pursuant to this Prospectus, whether or not such selling shareholder has a present intention to do so and (4) the number of shares of Common Stock to be beneficially owned by each selling stockholder following the sale of all shares that may be so offered, assuming no other change in the beneficial ownership of our Common Stock by such selling shareholder after March 31, 1999. Except for M. Rust Sharp and Ursula F. Fairbairn, each of whom will beneficially own 18.9% of the Common Stock after the Offering (see note 6 to the table), none of the listed individuals will own more than one percent or more of the Common Stock after the Offering.

                 Name and             Number of Shares              Number of          Number of Shares
            Principal Position        Beneficially Owned              Shares           Beneficially Owned
            With VF Corporation       Prior to Offering(1) (2)      Offered (3)        After Offering (2)
            -------------------       ------------------------      -----------        ------------------
     Mackey J. McDonald, Chairman,                   778,111(4)        856,107                   82,111
     President, CEO & Director

     Robert D. Buzzell, Director                      15,400            18,600                    1,600

     Edward E. Crutchfield, Jr.,                      30,234             9,600                   25,434
     Director

     Ursula F. Fairbairn, Director                22,944,442(5)         22,200               22,927,042

     Barbara S. Feigin, Director                      31,231(6)         30,000                    6,031

     Robert J. Hurst, Director                        26,767            22,200                    9,367

     George Fellows, Director                          5,800             9,600                    1,000

     M. Rust Sharp, Director                      22,943,604(5)         22,200               22,926,204

     L. Dudley Walker, Director                       59,800             9,600                   55,000

     Candace S. Cummings, Vice                        64,362            82,265                    4,362
     President Administration,
     General Counsel & Secretary

     Timothy A. Lambeth, Vice                        194,506           205,323                   26,506
     President - Global Processes

     Terry L. Lay, Vice President &                  116,232           143,323                    2,232
     Chairman - International
     Coalition

     Daniel G. MacFarlan, Vice                       159,604(7)        180,014                   27,604
     President & Chairman - Knitwear,
     Playwear and Intimate Apparel
     Coalitions

     Frank C. Pickard III, Vice                       41,528            58,265                    5,528
     President - Treasurer

     John P. Schamberger, Vice                       191,344(7)        212,014                   27,344
     President & Chairman - Jeanswear
     Coalition

                 Name and             Number of Shares              Number of          Number of Shares
            Principal Position        Beneficially Owned              Shares           Beneficially Owned
            With VF Corporation       Prior to Offering(1) (2)      Offered (3)        After Offering (2)
            -------------------       ------------------------      -----------        ------------------
     Robert K. Shearer, Vice                          62,135            79,323                   12,135
     President - Finance and CFO

     Peter E. Keene, Vice President -                 40,458            48,200                      458
     Controller


(1) Includes shares purchasable upon the exercise of options held by the listed selling shareholder which have vested as of May 30, 1999.

(2) Shares owned include shares held in trusts in connection with employee benefit plans, as to which the following participants share voting power but have no present dispositive power: Mr. McDonald - 21,965 shares; Ms. Cummings - 3,762 shares; Mr. Lay - 1,208 shares; Mr. MacFarlan - 9,121 shares; and Mr. Pickard - 4,435 shares. Does not include Series B Stock held in trust in connection with an employee benefit plan, as to which participants also share voting power but have no present dispositive power (and no power to direct conversion into Common Stock), as follows: Mr. McDonald - 213 shares; Mr. Keene - 264 shares; Mr. Lay - 303 shares; Mr. Lambeth - 312 shares; Mr. MacFarlan - 283 shares; Mr. Pickard - 248 shares; Mr. Schamberger - 326 shares; and Mr. Shearer - 361 shares. Shares owned also include shares held in a trust in connection with an employee benefit plan, as to which the following participants have dispositive power and shared voting power:
         Mr. McDonald - 1,060 shares; Mr. Keene - 458 shares; Mr. Lay - 1,024 shares; Mr. Pickard - 1,093 shares; and Mr. Shearer - 335 shares. Shares owned also include shares held in a trust in connection with an employee benefit plan, as to which the following participants have dispositive power but no voting power: Mr. McDonald - 55 shares; and Mr. MacFarlan - 6,225 shares. Shares owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Ms. Fairbairn - 2,015 shares; Ms. Feigin - 1,831 shares; Mr. Hurst - 4,567 shares; and Mr. Sharp - 916 shares.

(3) Includes shares not yet beneficially owned within the meaning of Rule 13d-3 under the Exchange Act which are purchasable upon the exercise of options held by the listed selling shareholder which have not yet vested by May 30, 1999; also includes performance based restricted stock units not yet beneficially owned within the meaning of Rule 13d-3 under the Exchange Act that participants may earn, but that were not earned by May 30, 1999.

(4) Includes 41,595 shares of restricted stock over which the listed selling shareholder holds voting power but not dispositive power.

(5) Includes 22,923,288 shares of Common Stock held by the listed selling shareholder as a co-trustee under certain Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased, with respect to which the listed shareholder has no pecuniary interest.

(6) Includes 400 shares as to which the listed selling shareholder shares voting and dispositive power.

(7) Includes 12,258 shares of restricted stock over which the listed selling shareholder holds voting power but not dispositive power.



                              PLAN OF DISTRIBUTION

         The shares of Common Stock may be sold from time to time to purchasers directly by any of the selling shareholders. Alternatively, the selling shareholders may sell the shares of Common Stock in one or more transactions (including block transactions) on the New York Stock Exchange or the Pacific Stock Exchange, in sales occurring in the public market off the New York Stock Exchange or Pacific Stock Exchange, in separately negotiated transactions or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. Shares may be sold by selling shareholders through brokers acting on behalf of such selling shareholders or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts or commissions from such selling shareholders and/or the purchasers of such shares for whom they may act as broker or agent (which discounts or commissions are not anticipated to exceed those customary in the types of transactions involved). In addition, any shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this Prospectus.

         The selling shareholders and any dealer participating in the distribution of any shares of Common Stock or any broker executing selling orders on behalf of the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the shares of Common Stock by them and any discounts or commissions received by any such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with the securities laws of certain states, if applicable, the shares will be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and is complied with.

         All expenses incurred in connection with the registration of the shares under the Securities Act are being borne by VF Corporation, but all brokerage commissions and other selling expenses incurred by a selling shareholder will be borne by such selling shareholder. We will not receive any proceeds from any sales of Common Stock offered by selling shareholders pursuant to this Prospectus, although we will receive payment upon the exercise of any options under which shares of Common Stock are acquired by the selling shareholders for cash.

                                  LEGAL MATTERS

         Legal matters with respect to the Common Stock being offered hereby have been passed upon for the Company by Pepper Hamilton LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

         The financial statements and financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of VF Corporation for the year ended January 2, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

You should rely only on the information incorporated by reference or provided in this Prospectus. VF Corporation has not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front cover of this Prospectus.


                    ----------------------------------------

                                   Prospectus

                                 VF CORPORATION

                                2,900,000 shares

                                  COMMON STOCK


                    ----------------------------------------

                                  August 1, 1999

                                        PART II
                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT




ITEM 8.  EXHIBITS.

         Exhibit No.     Description
         -----------     -----------

           4.1           1996 Stock Compensation Plan, as amended to date.

          *4.2 Mid-Term Plan, a subplan under the 1996 Stock Compensation Plan (Exhibit 10(X) to the Company's Annual Report on Form 10-K for the year ended January 2, 1999).

           5             Opinion of Pepper Hamilton LLP.

          23.1           Consent of PricewaterhouseCoopers LLP.

          23.2           Consent of Pepper Hamilton LLP (included in Exhibit 5).

          24             Power of Attorney.
------------
* Incorporated by reference.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Greensboro, North Carolina on the 30th day of July, 1999.

                                        V.F. CORPORATION

                                        By: /s/ Mackey J. McDonald
                                            -------------------------
                                            Mackey J. McDonald
                                            Chairman of the Board, President and
                                            Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                                  DATE
---------                                   -----                                  ----


/s/ Mackey J. McDonald                      Chairman of the Board,                 July 30, 1999
---------------------------                 President and
    Mackey J. McDonald                      Chief Executive Officer


/s/ Robert K. Shearer                       Vice President - Finance               July 30, 1999
---------------------------                 and Chief Financial Officer
    Robert K. Shearer

/s/ Timothy R. Wheeler                      Controller                             July 30, 1999
---------------------------
    Timothy R. Wheeler

DIRECTORS
---------

Robert D. Buzzell*                          George Fellows*                        M. Rust Sharp*
Edward E. Crutchfield*                      Robert J. Hurst*                       L. Dudley Walker*
Ursula F. Fairbairn*                        Mackey J. McDonald*
Barbara S. Feigin*


Date:  July 30, 1999              * By: /s/ Mackey J. McDonald
                                        ----------------------
                                            Mackey J. McDonald,
                                            Attorney-In-Fact

                                  EXHIBIT INDEX

4.1      1996 Stock Compensation Plan, as amended to date.
5        Opinion of Pepper Hamilton LLP.
23.1     Consent of PricewaterhouseCoopers LLP.
23.2     Consent of Pepper Hamilton LLP (included in Exhibit 5).
24       Power of Attorney.